Exhibit 99.1

Mannatech Reports Second Quarter 2016 Financial Results

(COPPELL, Texas) August 9, 2016 — Mannatech, Incorporated (NASDAQ: MTEX), a global health and wellness company committed to transforming lives to make a better world, today announced financial results for its second quarter 2016.

Second Quarter Results

Second quarter net sales for 2016 were $48.8 million, an increase of $2.1 million or 4.5% as compared to $46.7 million in the second quarter of 2015. Our net sales increased 7.5% on a constant dollar basis (see Non-GAAP Financial Measure disclosures below). Loss from operations was $(0.1) million for the second quarter 2016, as compared to $4.6 million income in the same period in 2015. Net loss was $(1.3) million, or $(0.49) per diluted share, for the second quarter of 2016, as compared to $3.1 million net income, or $1.15 per diluted share, for the second quarter of 2015.

For the three months ended June 30, 2016, Mannatech’s operations outside of the Americas accounted for approximately 61.1% of Mannatech’s consolidated net sales.

For the three months ended June 30, 2016, Asia/Pacific net sales increased by $2.7 million, or 11.4%, to $26.3 million, as compared to $23.6 million for the same period in 2015. During the three months ended June 30, 2016, the loyalty program decreased sales by $0.4 million, as compared to the same period in 2015 and this decrease was offset by sales from the launch of the TruHealth™ weight loss product line in Asia/Pacific. Foreign currency exchange had the effect of decreasing net sales by $0.8 million for the three months ended June 30, 2016, as compared to the same period in 2015. The currency impact is primarily due to the weakening of the Korean Won, Australian Dollar, New Zealand Dollar, and Singapore Dollar partially offset by the strengthening of the Japanese Yen. This was offset by an increase of 9.7% in net sales per active independent associate and member during the three months ended June 30, 2016, as compared to the same period in 2015.

For the three months ended June 30, 2016, net sales for Europe, the Middle East, and Africa (“EMEA”) decreased by $0.8 million, or 18.6%, to $3.5 million, as compared to $4.3 million for the same period in 2015.  Net sales per active independent associate and member decreased by 23.4% as compared to the same period in 2015.  This was partially offset by an increase of 6.3% in active associates and members as compared to the same period in 2015. Foreign currency exchange had the effect of decreasing net sales by $0.6 million when the three-month period ending June 30, 2016 is compared to the same period in 2015.  The currency impact is primarily due to the weakening of the South Africa Rand and British Pound.

For the three months ended June 30, 2016, net sales in the Americas increased by $0.2 million, or 1.1%, to $19.0 million, as compared to $18.8 million for the same period in 2015. This increase was primarily due to a 13.2% increase in net sales per active independent associate and member, offset by a 10.7% decline in the number of active independent associates and members. Further, during the three months ended June 30, 2016, the loyalty program decreased sales by $1.0 million, as compared to the same period in 2015, and this was offset by sales from the launch of the TruHealth weight loss product line in the Americas.

Mannatech experienced positive net sales growth in the second quarter of 2016, growing more than $8.1 million in net sales over the first quarter of 2016. Mannatech’s second quarter’s net sales of $48.8 was the highest net sales figure posted in seven quarters. The growth was preceded by investment in a new company brand, infrastructure technology and the release of 13 new products at the start of the quarter. The quarter benefited by sales of the new fat-loss system, TruHealth introduced during the second quarter in the United States and Korea, the first markets of a global rollout of the product to new regions that is expected to take place throughout the remainder of 2016.

The approximate number of new and continuing independent associate and member positions held by individuals in Mannatech’s network and associated with purchases of our packs or products during the 12 month period ended June 30, 2016 and 2015 were approximately 222,000 and 228,000, respectively. Recruiting increased 11.1% in the second quarter of 2016 as compared to the second quarter of 2015. The number of new independent associate and member positions in the Company’s network for the second quarter of 2016 was approximately 28,400, as compared to 25,600 for the same period in 2015.

Mannatech’s cash and cash equivalents increased by approximately $4.9 million to a balance of $36.9 million at June 30, 2016 as compared to $32.0 million at December 31, 2015.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of constant currency measures.  We disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations.  The constant currency figures are financial measures used by management to provide investors an additional perspective on trends.  Although we believe the non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures.

Conference Call

Mannatech will host a conference call to discuss the quarter’s results with investors on Wednesday, August 10, 2016 at 9 a.m. CDT, 10 a.m. EDT. The live call will be webcast and can be accessed on Mannatech’s website at http://ir.mannatech.com.

For those unable to listen to the live broadcast, a replay will be available shortly after the call. The toll-free replay number is (855) 859-2056 (International (404) 537-3406); the Conference ID to access the call is 57723377.

Individuals interested in Mannatech’s products or in exploring its business opportunity can learn more at Mannatech.com.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

ASSETS	June 30, 2016 (unaudited)	December 31, 2015
Cash and cash equivalents	$36,921	$31,994
Restricted cash	1,512	1,511
Accounts receivable, net	116	369
Income tax receivable	13	4
Inventories, net	11,714	9,199
Prepaid expenses and other current assets	2,512	2,905
Deferred commissions	4,208	3,443
Deferred tax assets, net	490	460
Total current assets	57,486	49,885
Property and equipment, net	3,388	3,848
Construction in progress	1,826	839
Long-term restricted cash	6,664	6,586
Other assets	3,687	3,759
Long-term deferred tax assets, net	3,986	3,725
Total assets	$77,037	$68,642
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital leases	$397	$447
Accounts payable	6,427	2,683
Accrued expenses	5,383	6,221
Commissions and incentives payable	8,805	6,818
Taxes payable	1,301	736
Current deferred tax liability	85	84
Current notes payable	859	713
Deferred revenue	10,698	8,677
Total current liabilities	33,955	26,379
Capital leases, excluding current portion	430	612
Long-term deferred tax liabilities	26	24
Long-term notes payable	843	1,069
Other long-term liabilities	2,084	1,994
Total liabilities	37,338	30,078

Shareholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	37,825	40,494
Retained earnings	7,849	8,589
Accumulated other comprehensive income	2,190	686
Treasury stock, at average cost, 76,986 shares as of June 30, 2016 and 91,894 shares as of December 31, 2015, respectively	(8,165)	(11,205)
Total shareholders’ equity	39,699	38,564
Total liabilities and shareholders’ equity	$77,037	$68,642

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Net sales	$48,810	$46,726	$89,518	$91,096
Cost of sales	10,100	8,270	18,489	16,823
Gross profit	38,710	38,456	71,029	74,273

Operating expenses:
Commissions and incentives	20,417	18,887	36,034	36,429
Selling and administrative expenses	9,730	8,598	18,322	17,411
Depreciation and amortization	477	495	920	891
Other operating costs	8,198	5,866	15,329	12,421
Total operating expenses	38,822	33,846	70,605	67,152

Income (loss) from operations	(112)	4,610	424	7,121
Interest income	23	31	11	61
Other expense, net	(1,037)	(452)	(703)	(1,384)
Income (loss) before income taxes	(1,126)	4,189	(268)	5,798

Provision for income taxes	(206)	(1,046)	(472)	(1,556)
Net income (loss)	$(1,332)	$3,143	$(740)	$4,242

Earnings (loss) per common share:
Basic	$(0.49)	$1.17	$(0.27)	$1.58
Diluted	$(0.49)	$1.15	$(0.27)	$1.55

Weighted-average common shares outstanding:
Basic	2,707	2,680	2,701	2,678
Diluted	2,707	2,729	2,701	2,730

Non-GAAP Financial Measures

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations.  We refer to these adjusted financial measures as constant dollar items, which are non-GAAP financial measures.  We believe these measures provide investors an additional perspective on trends.  To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate, which is the prior year’s rate.  Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

Three month period ended	June 30, 2016		June 30, 2015	Change
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net Sales	$48.8	$50.2	$46.7	$3.5	7.5%
Product	40.1	41.1	36.3	4.8	13.2%
Pack	7.5	7.8	8.9	(1.1)	(12.4)%
Other	1.2	1.3	1.5	(0.2)	(13.3)%
Gross Profit	38.7	39.7	38.5	1.2	3.1%
Income from Operations	(0.1)	—	4.6	(4.6)	(100.0)%

Six month period ended	June 30, 2016		June 30, 2015	Change
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net Sales	$89.5	$93.0	$91.1	$1.9	2.1%
Product	73.8	76.5	70.5	6.0	8.5%
Pack	13.2	14.0	17.8	(3.8)	(21.3)%
Other	2.5	2.5	2.8	(0.3)	(10.7)%
Gross Profit	71.0	73.6	74.3	(0.7)	(0.9)%
Income from Operations	0.4	0.9	7.1	(6.3)	(88.7)%

The approximate number of new and continuing positions held by independent associates and members who purchased our packs or products during the twelve months ended June 30, 2016 and 2015 were as follows:

	2016		2015
New	97,000	43.7%	102,000	44.8%
Continuing	125,000	56.3%	126,000	55.2%
Total	222,000	100.0%	228,000	100.0%

About Mannatech
Mannatech, Incorporated offers a full body wellness experience through its global network of independent associates and members. With more than 20 years of experience and operations in more than 25 countries, Mannatech is committed to transforming lives. For more information, visit Mannatech.com.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as ““may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “approximates,” “predicts,” “projects,” “potential,” and “continues” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

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Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com